# ACQUISITION AGREEMENT

This Acquisition Agreement (the "Agreement"), entered into on September ___, 2023 the "Effective Date"), is by and between **Nate's Food Co**. a Colorado Corporation ("Buyer") ("NATE") and **JP Energy Group, LLC**., a New Jersey Limited Liability Company ("Seller") ("**JP Energy**").

1. **Background**
   1.1. Buyer is **Nate's Food Co.**, a Colorado Corporation and the Seller is **JP Energy Group, LLC**., a New Jersey Corporation.
   1.2. Nate currently has approximately 3,208,024,616 shares of Common Stock are issued and outstanding and 4,500,000 shares of Series A Preferred Stock are issued and outstanding.
   1.3. JP Energy, a New Jersey corporation and its shareholders desire to sell 100% of its outstanding stock to Buyer in exchange for consideration as discussed in this document.
   1.4. Buyer desires to purchase 100% of Seller's outstanding stock on a share issuance with Nate, where Nate will issue 18,000,000 Shares of Series A Preferred Stock to the shareholders of JP Energy post a shareholder vote and director's resolution authorizing the acquisition **("Acquisition")**. An amendment to its Series A Preferred Stock which shall bear the preferences as set forth in Exhibit A **attached hereto ("Series A"), to increase the designation to** 22,500,000 of which a total of 18,000,000 shares will be issued pursuant to Section 7b. herein above at Closing. New shares issued to JP Energy will constitute approximately 80.0% of all voting shares of the Nate. New shares issued to JP Energy shall be issued per JP Energy and **its shareholder's** instructions.
   1.5. JP Energy will appoint new directors and officers to the board of Nate upon close.
   1.6. It is the intention of the parties hereto that this transaction qualifies as a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

**NOW, THEREFORE**, intending to be legally bound, the parties agree as follows:

2. **CONSIDERATION**
   2.1. JP Energy will assign 100% of its outstanding stock to Nate for 18,000,000 shares of **Nate's** Class A Preferred Stock at closing. The Class A Preferred Stock shall have the following rights: 20,000 votes per share, and converts into common stock at rate of 1 Series A Preferred for 20,000 shares of Common Stock.
   2.2. Any shares of JP Energy**'s** capital stock held in the treasury of JP Energy immediately prior to the closing of the Acquisition, will automatically be canceled and extinguished without any conversion thereof and no payment will be made with respect thereto. After the acquisition, the stock transfer books of JP Energy will be closed and thereafter, there will be no further registration of transfers on the stock transfer books of any shares of JP Energy common stock.
   2.3. None of the shares of Nate common stock being issued will be registered under the Securities Act of **1933, as amended (the "Securities Act"), but will** be deemed to have been issued pursuant to an exemption or exemptions therefrom (subject to the satisfaction of certain other terms and conditions **hereof) and will be considered "restricted securities" within the meaning of Rule 144 promulgated under** the Securities Act. All shares of Nate common stock will be deemed to be newly issued as of the date of **issuance from the Company's transfer agent.** All shares of Nate common stock to be issued pursuant to this Agreement will be exempt from registration under the Securities Act pursuant to Section 4(2) of that Act and/or Regulation D, Rule 506 promulgated thereunder or other exemption, and certificates representing the shares will bear a restrictive legend worded substantially as follows and as may otherwise be required:

**"The shares represented by this certificate have not been registered under the Securi**ties Act of 1933 **(the "Act") and are "restricted securities" as that term is defined in Rule 144 under the Act. The** shares may not be offered for sale, sold or otherwise transferred except pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the **corporation."**

2.4. At the Closing, Nate will direct its transfer agent to record as soon as practicable after the Closing, to issue the Nate common stock to the holders of JP Energy common stock pursuant to the provisions set forth above. The transfer agent will annotate its records to reflect the restrictions on transfer embodied in the legend set forth above. There will be no requirement of Nate to register under the Securities Act any shares of common stock in connection with the Acquisition.

3. **Closing**

3.1. Time and Place of Closing. The closing of the transactions described in this Agreement ("Closing") shall take place within 10 days after **JP Energy** has completed its audit as required Form 8-K (the "Closing Date"). However, if the audit is not completed in 120 days this Agreement shall become null and void unless extended by mutual agreement.

4. **Buyer's Representations and Warranties**. Buyer hereby makes the following representations and warranties to Seller, each of which shall survive the Closing:

4.1. **Corporate Organization** - The Buyers is duly organized, validly existing and in go standing under the laws of the State of Colorado and has qualified to do business in each jurisdiction where such qualifications are required. Buyer has all requisite corporate power and authority and all necessary licenses and permits to conduct its business as now conducted and to own, lease, and operate the assets and properties now owned, leased, or operated by it.

4.2. **Compliance with Laws**. Buyer has complied with all applicable laws in the operation of its business and has not received any notice of violation of any law, ordinance, rule, regulation, or order which has a material adverse effect on or, so far as any of them can now reasonably foresee, could reasonably be expected to in the future to have a material adverse effect on the Acquired Assets.

4.3. **Enforceable Agreement** - this Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Buyer, enforceable by the Seller against the Buyer in accordance with its terms, subject to the availability of equitable remedies and the enforcement of creditors' rights generally;

4.4. **Bankruptcy and Insolvency Matters** - No action or proceeding has been commenced or filed by or against the Buyer which seeks or may lead to bankruptcy or any other similar proceeding in respect of the Buyer. No such action or proceeding has been authorized or is being considered by or on behalf of the Buyer and no creditor or equity security holder of the Buyer has, to the knowledge of the Buyer, threatened to commence or advise that it may commence, any such action or proceeding;

4.5. **Broker's Fees** - The Buyer has not incurred any obligation or liability, contingent or otherwise for broker's or finder's fees in respect of the transaction herein provided for which the Buyer shall have any obligation and liability.

4.6. **Consents –** Except notices required by FINRA or the SEC, if any, no approval, consent, order, authorization or other action by, or notice to or filing with, any governmental authority or regulatory or self-regulatory agency, or any other person or entity, and no lapse of a waiting period, is required in connection with the execution, delivery or performance by the Buyer of this Agreement;

4.7. **Litigation** - there is no action, suit, proceeding or investigation pending or currently threatened against the Buyer its affiliates that questions the validity of this Agreement or the right of the Buyer to enter into this Agreement or to consummate, or cause to be consummated, the transactions contemplated hereby.

5. **Seller's Representations and Warranties**. Seller hereby makes the following representations and warranties to Buyer, each of which shall survive the Closing:

5.1. **Corporate Organization** - Seller is duly organized, validly existing and in go standing under the laws of the State of Colorado and has qualified to do business in each jurisdiction where such qualifications are required. Seller has all requisite corporate power and authority and all necessary licenses and permits to conduct its business as now conducted and to own, lease, and operate the assets and properties now owned, leased, or operated by it.

5.2. **Compliance with Laws**. Seller has complied with all applicable laws in the operation of its business and has not received any notice of violation of any law, ordinance, rule, regulation, or order which has a material adverse effect on or, so far as any of them can now reasonably foresee, could reasonably be expected to in the future to have a material adverse effect on the Acquired Assets.

5.3. **Enforceable Agreement** - this Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable by the Buyer against the Seller in accordance with its terms, subject to the availability of equitable remedies and the enforcement of creditors' rights generally;

5.4. **Bankruptcy and Insolvency Matters** - No action or proceeding has been commenced or filed by or against the Seller which seeks or may lead to bankruptcy or any other similar proceeding in respect of the Seller. No such action or proceeding has been authorized or is being considered by or on behalf of the Seller and no creditor or equity security holder of the Seller has, to the knowledge of the Seller, threatened to commence or advise that it may commence, any such action or proceeding;

5.5. **Broker's Fees** - The Seller has not incurred any obligation or liability, contingent or otherwise for broker's or finder's fees in respect of the transaction herein provided for which the Seller shall have any obligation and liability.

5.6. **Consents** - no approval, consent, order, authorization or other action by, or notice to or filing with, any governmental authority or regulatory or self-regulatory agency, or any other person or entity, and no lapse of a waiting period, is required in connection with the execution, delivery or performance by the Seller of this Agreement; and

5.7. **Litigation** - there is no action, suit, proceeding or investigation pending or currently threatened against the Seller its affiliates that questions the validity of this Agreement or the right of the Seller to enter into this Agreement or to consummate, or cause to be consummated, the transactions contemplated hereby.

**6. Indemnifications.**

6.1. **Indemnification by Seller**. Seller shall defend, hold harmless, and indemnify Buyer and its employees, officers, and managers, and members against all liabilities, damages, losses, claims, judgments and expenses (including reasonable attorneys' fees and related costs) arising from (i) the conduct of Seller's business; or (ii) a breach by Seller of any of the covenants, agreements, warranties or representations contained in this Agreement.

6.2. **Indemnification by Buyer**. Buyer shall defend, hold harmless, and indemnify Seller and its employees, officers, directors, and shareholders against all liabilities, damages, losses, claims, judgments and expenses (including reasonable attorneys' fees and related costs) arising out of (i) the conduct of Buyer's business; or (ii) a breach by Buyer of any of the covenants, agreements, warranties or representations contained in this Agreement.

7. **Other Matters**

7.1. Immediately prior to the Closing, Nate**'s** Board of Directors will nominate and elect directors of the **Nate's** Board such person as will be designated by JP Energy and which appointment shall be effective upon the Closing. All new directors will accept their appointment and will serve in such capacities until the next meeting of shareholders of Nate at which directors are elected.

7.2. Upon the execution of this Agreement, Nate will make the appropriate requisite notice filings with the **Securities and Exchange Commission ("SEC")** and/or FINRA to report the contemplated transaction and will also make such other filings and notifications with the SEC, FINRA and state regulatory agencies as may be necessitated by this Agreement, if required.

7.3. For accounting purposes, JP Energy shall be deemed the surviving corporation (hereafter sometimes **referred to as the "Surviving Corporation") and the current operations**, if any, of Nate will cease and be spun out at the closing of the Acquisition. JP Energy, as the Surviving Corporation, will succeed to and assume all the rights and obligations of Nate in accordance with applicable law, as such, this transaction will be accounted for as a reverse merger and will be treated as a recapitalization of Nate with JP Energy considered the accounting acquirer.

7.4. The parties hereby agree that for a period of 24 months from execution of this agreement, there will be no reverse split of Nate**'s Common Stock shall take place** unless required to move to NYSE or NASDAQ..

7.5. The members of the Board of Directors and executive officers of Nate holding office immediately prior to the closing of the acquisition will resign as directors and executive officers. The Board of Directors of Nate will take all necessary requisite actions to appoint as additional directors to the Nate Board those persons set forth in Section 7.1 above.

**8. Miscellaneous.**

8.1.1. **Amendments, Waivers**. No amendment, modification, or waiver of any provision of this Agreement shall be binding unless in writing and signed by the party against whom the operation of such amendment, modification, or waiver is sought to be enforced. No delay in the exercise of any right shall be deemed a waiver thereof, nor shall the waiver of a right or remedy in a particular instance constitute a waiver of such right or remedy generally. Any failure by any party hereto to comply with any of its obligation, agreements, covenants, or conditions provided herein may be waived in writing by the party (in its sole discretion) to whom such duty or compliance is owed.

**8.2. Notices.** Any notice or document required or permitted to be given under this Agreement shall be deemed to be given on the date such notice is (i) deposited in the United States mail, postage prepaid, certified mail, return receipt requested, (ii) deposited with a commercial overnight delivery service with delivery fees paid, or (iii) transmitted by facsimile or electronic mail with transmission acknowledgment, to the following addresses or such other address or addresses as the parties may designate from time to time by notice satisfactory under this section:

**Buyer: Nate's Food Co.**
15151 Springdale
Huntington Beach, CA 92649

**Seller:** JP Energy Group, LLC

**8.3.** The headings in this Agreement are inserted for convenience only and have no effect in any way on the meaning or interpretation of this Agreement.

9. **Governing Law**. This Agreement shall be governed by the internal laws of Colorado without giving effect to the principles of conflicts of laws. Each party hereby consents to the personal jurisdiction of the State of Colorado and agrees that all disputes arising from this Agreement shall be prosecuted in such courts. Each party hereby agrees that any such court shall have in person jurisdiction over such party and consents to service of process by notice sent by regular mail to the address set forth above and/or by any means authorized by Colorado and Colorado law.

10. **Language Construction**. The language of this Agreement shall be construed in accordance with its fair meaning and not for or against any party. The parties acknowledge that each party and its counsel have reviewed and had the opportunity to participate in the drafting of this Agreement and, accordingly, that the rule of construction that would resolve ambiguities in favor of non-drafting parties shall not apply to the interpretation of this Agreement.

11. **No Offer**. The submission of this Agreement by any party for the review and/or execution by another party does not constitute an offer or reservation of rights for the benefit of any party. This Agreement shall become effective, and the parties shall become legally bound, only if and when all parties have executed this Agreement.

12. **Payment of Fees**. In the event of a dispute arising under this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees and costs, provided that if a party prevails only in part the court shall award fees and costs in accordance with the relative success of each party.

13. **Signature in Counterparts**. This Agreement may be signed in counterparts, each of which shall be deemed to be a fully executed original.

14. **Signature by Facsimile**. An original signature transmitted by facsimile shall be deemed to be original for purposes of this Agreement.

15. **Assignment**. Neither party to this Agreement shall assign its rights or duties hereunder without the prior written consent of the other party. Any attempted assignment without such prior written consent shall be null and void.

16. **Entire Agreement**. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements and understandings and may not be changed or terminated orally.

17. **Joint Drafted Agreement**. Each party represents and warrants that this Agreement is the result of full and otherwise fair faith bargaining over its terms following a full and otherwise fair opportunity to have legal counsel for Executive review this Agreement and to verify that the terms and provisions of this Agreement are reasonable and enforceable. Executive acknowledges that he has read and understands the foregoing provisions and that such provisions are reasonable and enforceable. This Agreement has been jointly drafted by both parties.

18. **Due Diligence**. This binding offer is conditional upon more comprehensive due diligence. The due diligence requirements will be usual and customary for transactions of this type including a review of, but not limited to, the following:
    - 18.1. Access to management and all key facilities
    - 18.2. Review historical and projected financial and internal control procedures
    - 18.3. Review product portfolio, product roadmap, technology, and infrastructure
    - 18.4. Review contracts, IP rights, etc.
    - 18.5 Accounting and legal review
    - 18.6 Access to all computers and related hardware (whatever is available)
    - 18.7 Assignment of the contracts related to the sugar transaction by JP Energy Partners to JP Energy Group
    - 18.8 The contracts mentioned above are not expired
    - 18.9 The financing has been finalized to execute on the sugar contract

**Signature Page to Follow**

**IN WITNESS WHEREOF**, the parties have executed this binding Agreement on the date first written above.

JP Energy Group, LLC

DocuSigned by:

John Park, CEO

Nate's Food Co.

DocuSigned by:

038F8C89F857465...

Nate Steck, President, CEO

9/19/2023

Agreed To by:

DocuSigned by:

John Park, Member of JP Energy Group, **LLC**

DocuSigned by:

B679716A1898419...

Grace Park, Member of JP Energy Group, LLC

DocuSigned by:

Kyle Barnette

Kyle Barnette, Member of JP Energy Group, LLC